Exhibit 99.1

NOTICE TO HOLDERS
OF
THE SOUTHERN COMPANY
SERIES 2023A 3.875% CONVERTIBLE SENIOR NOTES
DUE DECEMBER 15, 2025
(CUSIP 842587DP9)
Reference is made to that certain Senior Note Indenture, dated as of January 1, 2007, between The Southern Company, a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., as successor trustee (the “Trustee”), as amended and supplemented by that certain Twenty-Seventh Supplemental Indenture, dated as of February 28, 2023 (the “Supplemental Indenture”), between the Company and the Trustee, pursuant to which the Company issued its Series 2023A 3.875% Convertible Senior Notes due December 15, 2025 (the “Series 2023A Notes”). Capitalized terms used in this notice which are defined in the Supplemental Indenture and are not otherwise defined herein have the meanings specified for those terms in the Supplemental Indenture.
Notice is hereby provided pursuant to Section 2.05(m) of the Supplemental Indenture that an adjustment to the Conversion Rate for the Series 2023A Notes has been made pursuant to Sections 2.05(d) and 2.05(i) of the Supplemental Indenture.
Background
Section 2.05(d) of the Supplemental Indenture provides that the Conversion Rate for the Series 2023A Notes shall be adjusted if the Ex-Dividend Date occurs for any cash dividend or distribution by the Company to all or substantially all holders of the outstanding shares of Common Stock (other than a regular quarterly cash distribution that does not exceed the Distribution Threshold). The Distribution Threshold is $0.70 per share of the Common Stock.

Under Section 2.05(i) of the Supplemental Indenture, notwithstanding anything to the contrary in the Supplemental Indenture, the Company will not be required to adjust the Conversion Rate unless such adjustment would require an increase or decrease of at least one percent; provided, however, that any such minor adjustments that are not required to be made will be carried forward and taken into account in any subsequent adjustment, and provided, further, that any such adjustment of less than one percent that has not been made shall be made on September 15, 2025.

Since the issuance of the Series 2023A Notes, the Company has declared six regular quarterly cash dividends in excess of the Distribution Threshold. In the case of each such dividend payment, no adjustment was made to the Conversion Rate as the adjustment for such dividend (in each case taking into account all previously deferred adjustments pursuant to Section 2.05(i) of the Supplemental Indenture) would have required an increase in the Conversion Rate of less than one percent. Pursuant to Section 2.05(i) of the Supplemental Indenture, all previously deferred adjustments to the Conversion Rate are required to be made on September 15, 2025.

Adjustments
Effective on September 15, 2025, the Conversion Rate set forth in Section 1.02 of the Supplemental Indenture is adjusted to 11.9035 shares of the Common Stock (subject to future adjustment as provided in the Supplemental Indenture) per $1,000 principal amount of the Series 2023A Notes.
The adjustment to the Conversion Rate was calculated using the formula in Section 2.05(d) of the Supplemental Indenture.
THE SOUTHERN COMPANY
Dated: September 15, 2025